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                                  May 21, 1996




Shiva Corporation
28 Crosby Drive
Bedford, MA 01730

      Re:   Registration Statement on Form S-8
            ----------------------------------

Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 21, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,366,668 shares (the "Shares") of your Common Stock under the 1988 Stock Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

      It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

      We consent to the inclusion of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.



                                    Very truly yours,

                                    /s/ Testa, Hurwitz & Thibeault, LLP

                                    TESTA, HURWITZ & THIBEAULT, LLP